Exhibit 10.3

U.S. CELLULAR CORPORATION
RSO (CORPORATE) EXECUTIVE OFFICER ANNUAL BONUS PLAN
Effective January 1, 2004, As Amended March 7, 2005

I.     PURPOSE

  •
  To provide incentive for the corporate officers of USCC to extend their best efforts to achieve superior results in relation to key performance targets.

  •
  To reward USCC's corporate officers in relation to their success in meeting and exceeding these performance targets.

  •
  To help USCC attract and retain talented leadership in positions of critical importance to the success of the Company.

II.    PARTICIPANTS

        The Executive Vice Presidents and Senior Vice-Presidents of U.S. Cellular are eligible participants in the plan.

III.  PERFORMANCE MEASURES

        The following performance measures with the assigned weights will be used to evaluate the achievements of the senior leadership team for purposes of the annual bonus program. These performance measures were selected as the best measures of USCC's growth and success and are consistent with measures used for other levels of USCC's management. Bonus payouts will be determined using the 2004 Executive Officer Bonus Plan Payout Matrices (See Attachment I).

Performance Measures	Weight
Gross Post-Pay Customer Additions	20%
Consolidated Cash Flow	20%
Consolidated Revenue	20%
Return on Capital	20%
Customer Defections	20%

IV.    PERFORMANCE MEASURE DEFINITIONS

Gross Post-Pay Customer Additions

        Actual gross post-pay customer additions versus budgeted gross post-pay customer additions on a consolidated company-wide basis.

Consolidated Cash Flow

        Actual Cash Flow measured against budgeted Cash Flow on a consolidated company-wide basis. Cash Flow is defined as 1) the sum of the consolidated operations' earnings before interest and taxes, excluding extraordinary items, plus depreciation and amortization, less 2) all Corporate office operating expenses excluding amounts included in (1) above, by virtue of their allocation to operating companies, and also excluding depreciation, amortization, extraordinary items and TDS charges. Budgeted cash flow will be adjusted for variances in customer additions at a rate of $280 per gross addition above or below budget.

Consolidated Revenue

        Actual revenue measured against budgeted revenue for all consolidated operations on a consolidated company-wide basis. Revenue includes all retail, wholesale, keeper roaming, toll pass-through revenue, and other revenue generated by USCC's assets including revenue from the sale of cellular telephones and accessories.

Return On Capital

        Actual return on capital compared to budgeted return on capital on a consolidated company-wide basis. This calculation will be adjusted for the effects of acquisitions and other significant events jointly agreed to by USCC and TDS senior management.

Customer Defections

        Actual full-year post-pay defections measured against full-year post-pay defection target on a consolidated company-wide basis.

V.     BONUS POOL AND INDIVIDUAL PERFORMANCE MULTIPLIER

        The total pool available for bonuses will be calculated by multiplying the sum of target bonuses for all officers by the combined percent of target attained on all five-performance measures, provided however, the Chairman of the Board at his discretion, may increase or decrease the total pool in any particular year by a percentage not to exceed 18%, in consideration of individual performance and the performance of the business taken as a whole.

        The President and CEO, at his/her discretion, will determine the percentage of the calculated actual bonus that each participant will receive based on his/her assessment of the officer's individual performance for 2004. The individual performance multiplier may range from 50%-150% for each officer. The President and CEO may allocate this pool to the participants as he/she deems appropriate, but the sum of all officers actual dollar awards cannot exceed the total bonus pool dollars available for 2004. The Chairman of the Board must approve all Officer bonuses prior to payout. The maximum bonus is 200% of target.

VI.   ELIGIBILITY AND ADMINISTRATION

  1.
  Awards will be based on base salary at December 31st, 2004.

  2.
  Officers hired during 2004 will receive an annual bonus prorated on a monthly basis.

  3.
  Officers must be employed on December 31, 2004 to be eligible for a bonus payout.

  4.
  Officers on part-time work status will receive a prorated bonus based on scheduled hours.

  5.
  Officers on an FMLA leave at any point during the year will receive a full-earned bonus payout.

  6.
  Officers on a non-FMLA leave at any point during the year will receive prorated bonus payout based on time worked during the year.

  7.
  In the event of retirement or death of an officer during the bonus period, a prorated bonus will be paid out based on the amount of time the officer was in the bonus eligible position. If retirement or death occurs after the bonus period the officer will receive a full bonus payout.

Attachment I

2004 Executive Officer Annual Bonus Plan
Payout Matrices

Gross Additions; Consolidated Cash Flow; Return on Capital

Actual Performance as a % of Budget	% Payout of Target
Less than 92%	0%
92% to 93%	40%
94% to 95%	55%
96% to 97%	70%
98% to 99%	85%
100% to 101% (target)	100%
102% to 103%	125%
104% - 105%	150%
106% - 108%	175%
Greater than 108%	200%

Consolidated Revenue

Actual Performance as a % of Budget	% Payout of Target
Less than 95%	0%
95%	40%
96%	52%
97%	64%
98%	76%
99%	88%
100% (target)	100%
101%	120%
102%	140%
103%	160%
104%	180%
105% or Greater	200%

Customer Defections

Actual Performance as a % of Budget	% Payout of Target
Greater than 110%	0%
107.6% - 110%	40%
105.1% - 107.5%	55%
102.6% - 105%	70%
100.1% - 102.5%	85%
97.8% - 100% (target)	100%
95.1% - 97.7%	125%
92.6% - 95%	150%
90.1% - 92.5%	175%
90% or less	200%